Exhibit 99.1
American Campus Communities, Inc. Reports Second Quarter 2015 Financial Results

Strong core performance
Capital recycling continues to improve portfolio quality and fund high yielding development

AUSTIN, Texas -- (BUSINESS WIRE)—July 27, 2015--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2015.

Highlights

●	Reported quarterly FFOM of $0.57 per fully diluted share or $65.2 million, versus $0.58 per fully diluted share or $62.3 million for the second quarter prior year.

●	Increased same store wholly-owned net operating income ("NOI") by 4.7 percent over the second quarter 2014.

●	Achieved same store wholly-owned occupancy of 88.9 percent as of June 30, 2015 compared to 87.8 percent for the same date prior year.

●
Preleased the same store wholly-owned portfolio for the upcoming academic year to 100.8 percent applied for and 94.6 percent leased as of July 24, 2015 with a current projected rental rate increase of 2.9 percent. This compares to 101.9 percent applied for and 94.6 percent leased for the same date prior year.

●	Awarded the right to negotiate two new on-campus development projects with the University of Kansas. The projects remain subject to feasibility analysis and transaction structuring.

●
Commenced construction on two previously announced wholly-owned developments, Merwick Stanworth Phase II, a $48.3 million ACE on-campus development consisting of 198 units serving faculty and staff members of Princeton University, and U Club Sunnyside, a 536-bed, $46.3 million community located adjacent to West Virginia University. Both communities are slated for delivery in Fall 2016.

●
Acquired Crest at Pearl, a 343-bed community located pedestrian to the University of Texas at Austin, in the West Campus submarket. Also during the quarter, completed the acquisition of UP at Metroplex, a 710-bed community located pedestrian to Binghamton University, a State University of New York System (SUNY) campus, along with a development site adjacent to UP at Metroplex which is planned as a 560-bed townhome community targeting delivery in Fall 2017.

●
Continued capital recycling efforts with the previously announced sale of seven non-core properties in a portfolio for $173.6 million. The sale included the defeasance of $18.1 million in secured mortgage debt. Additionally, subsequent to quarter end, completed the sale of three non-core properties in a portfolio for $32.1 million. Containing 1,200 beds, the three assets average 14 years old and 1.0 miles from campus.

●
Closed on financing and commenced construction on a third-party on-campus development project at Northeastern Illinois University with $2.1 million in development fees expected to be earned during the construction period which is scheduled for completion in Fall 2016.

“We are very pleased with our core value creation driven by 4.7% same store NOI growth this quarter,” said Bill Bayless, American Campus CEO. “In addition, the vibrant transaction market has enabled us to accretively recycle non-core assets into our high yielding core development pipeline, thus improving our overall portfolio quality and positioning the company to continue to drive long-term NOI growth.”

Second Quarter Operating Results

Revenue for the 2015 second quarter totaled $177.9 million, a 3.4 percent increase from $172.0 million in the second quarter 2014 and operating income for the quarter decreased $1.0 million or 2.8 percent over the prior year second quarter. The increase in revenues was primarily due to growth resulting from increased rental rates and occupancy for the 2014-2015 academic year, recently completed development properties, and property acquisitions. The decrease in operating income was primarily due to an increase in depreciation and amortization expense and the loss of operating income associated with recently sold properties. Net income for the 2015 second quarter totaled $15.6 million, or $0.14 per fully diluted share, compared with net income of $13.4 million, or $0.12 per fully diluted share, for the same quarter in 2014. The increase in net income as compared to the prior year quarter is primarily due to nonoperating gains from the disposition of real estate. FFO for the 2015 second quarter totaled $63.1 million, or $0.55 per fully diluted share, as compared to $61.6 million, or $0.58 per fully diluted share for the same quarter in 2014. FFOM for the 2015 second quarter was $65.2 million, or $0.57 per fully diluted share as compared to $62.3 million, or $0.58 per fully diluted share for the same quarter in 2014. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $80.8 million in the quarter, an increase of 4.7 percent over $77.2 million in the 2014 second quarter. Same store wholly-owned property revenues increased by 3.3 percent over the 2014 second quarter due to an increase in occupancy and average rental rates for the 2014-2015 academic year. Same store wholly-owned property operating expenses increased by 1.8 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 3.8 percent to $90.9 million for the quarter from $87.6 million in the comparable period of 2014.

Portfolio Update

As of July 24, 2015, the company’s same store wholly-owned portfolio was 100.8 percent applied for and 94.6 percent leased for the upcoming academic year compared to 101.9 percent applied for and 94.6 percent leased for the same date prior year, with a 2.9 percent current projected rental rate increase over the in-place rent.

Developments

The company is progressing on the construction of its $550.5 million owned development pipeline with expected delivery in Fall 2015 and 2016. The owned developments are all core Class A assets pedestrian to campus in their respective markets and are on track to achieve stabilized development yields in the range of 6.5 - 7.0 percent. The four new owned development projects scheduled to open Fall 2015, totaling $313.7 million, are preleased at an average of 82.0 percent for the upcoming academic year as of July 24, 2015 with two assets preleased to 99.0 percent and above.

During the quarter, University Crossings, a 1927-built asset which was acquired by the company in the 2008 GMH transaction and was converted to an ACE community with Drexel University in 2013, was taken out of service to begin the substantial renovations that were contemplated as part of the ACE conversion. The property will resume operations with partial occupancy in Fall 2015 and is expected to fully re-stabilize in Fall 2016.

American Campus Equity (ACE)

During the quarter, the company commenced construction on University Pointe, an ACE development in the heart of the University of Louisville campus, under a full reimbursement agreement with the University.  Pending a successful resolution of final administrative matters, the company anticipates completion of the final ground lease in August 2015, thus paving the way for a Fall 2016 delivery of the 532-bed, $44.2 million, apartment community which is replacing 324 beds in three existing residence halls that have been demolished.

Also during the quarter, the company commenced construction on Merwick Stanworth Phase II, a $48.3 million ACE on-campus development at Princeton University which is slated for delivery in Fall 2016. The 198-unit pedestrian community is located less than one-half mile from core campus, is intended to serve and house primarily faculty and staff members of Princeton University, and unlike student housing communities, this property is expected to stabilize in a manner consistent with a multi-family development during the first academic session.

Off-Campus Owned

The company commenced construction on its 100th development, U Club Sunnyside, a $46.3 million community serving students attending West Virginia University. The 536-bed development, which is targeting a Fall 2016 delivery, will be located less than 0.1 miles from campus on the previous site of Sunnyside Commons, a prior ACC acquisition property which has been demolished to facilitate the new development.

Acquisitions

In June, the company acquired Crest at Pearl, a 343-bed core property located pedestrian to the University of Texas at Austin, and UP at Metroplex, a 710-bed property serving students attending Binghamton University, a SUNY campus. Totaling $109.1 million, the acquisitions expand the company’s presence in multiple property markets with Crest at Pearl increasing the company’s dominant market position in Austin to seven properties serving approximately 5,000 students. After investment of $3.7 million of upfront capital improvements, the two acquisitions target an average year one cap rate of 5.5 percent nominal and 5.3 percent economic. The acquisition of UP at Metroplex is complemented by the purchase of an adjacent development parcel which targets a $51.3 million, 560-bed, community with delivery slated for Fall 2017.

Dispositions

As previously announced, in May, the company completed the sale of a seven property portfolio for $173.6 million. The sale included the defeasance of $18.1 million in secured mortgage debt. The seven non-core assets contain 5,096 beds, average 1.1 miles from their respective campuses and average 18 years old. The portfolio was sold at an economic cap rate of 6.5 percent based on in-place rental revenue, escalated trailing-12 other income and operating expenses, and portfolio average capital reserves.

Subsequent to quarter end, the company continued with its capital recycling efforts and completed the sale of an additional three non-core properties in a single portfolio for $32.1 million. The properties contain 1,200 beds serving students attending Middle Tennessee State University in Murfreesboro, Tennessee, average 1.0 miles from campus and 14 years of age. The assets were sold at an economic cap rate of 6.4 percent based on in-place rental revenue, trailing-12 operating expenses and portfolio average capital reserves.

Capital Recycling Summary

Year-to-date, when including the January closing of the final assets in the 2014 disposition package, the company has completed the disposition of 20 non-core assets for a total sales price of $436.7 million and an average economic cap rate of 6.3 percent. The proceeds from these dispositions are being recycled into the company’s $313.7 million high yielding 2015 development pipeline and $274.4 million of core acquisitions completed year-to-date. This represents a significant improvement in portfolio quality as the 20 disposition properties average 1.2 miles from their respective campuses and an average age of over 15 years, while the core pedestrian growth assets average less than 0.2 miles from their respective campuses and an average age of 2 years.

Third-Party Services

During the quarter, the company completed construction of the Lakeside Graduate Community, a third-party development on the campus of Princeton University. Upon completion of development, the company commenced management of the 715-bed community with stabilized annual fees estimated to be $180 thousand.

Also during the quarter, the company closed on financing and commenced construction on a third-party on-campus development project containing 440 beds at Northeastern Illinois University. The company expects to earn $2.1 million in development fees throughout the construction period with completion scheduled for Fall 2016.

During the quarter, the company completed contracted pre-development services and earned $117 thousand in fees relating to the future development of an estimated 700-bed residence hall on the main campus of the University of Vermont, thereby concluding the company’s role in the transaction.

Capital Markets

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the second quarter.

2015 Outlook

The company is maintaining its previously stated guidance range for the fiscal year 2015, anticipating that FFO will be in the range of $2.33 to $2.45 per fully diluted share, and FFOM, excluding the impact of transaction costs, will be in the range of $2.30 to $2.42 per fully diluted share.

“With the conclusion of the first half of 2015, we continue to be pleased with the operating performance of our properties and the current progress of the lease-up for the 2015-2016 academic year,” said Jon Graf, American Campus CFO. “While the acquisition and disposition activity completed to date is in line with the transaction assumptions at the lower end of the guidance range, our full year results continue to be dependent upon the final outcome of the 2015-2016 lease-up, overall operational performance, and any additional external growth completed in the second half of 2015.”

All guidance is based on the current expectations and judgment of the company’s management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2015 outlook on Tuesday, July 28, 2015 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 5660122, and participants outside the U.S. may dial 412-317-6061 passcode 5660122 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until August 12, 2015 by dialing 877-344-7529 or 412-317-0088 conference number 10067131. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2015, American Campus Communities owned 159 student housing properties containing approximately 96,400 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 198 properties with approximately 126,800 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments in real estate:
Wholly-owned properties, net	$5,370,868	$5,308,707
Wholly-owned properties held for sale	26,498	131,014
On-campus participating properties, net	91,582	94,128
Investments in real estate, net	5,488,948	5,533,849

Cash and cash equivalents	8,765	25,062
Restricted cash	40,673	31,937
Student contracts receivable, net	8,052	10,145
Other assets1	263,732	233,755
Total assets	$5,810,170	$5,834,748

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,105,432	$1,331,914
Unsecured notes	798,389	798,305
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	229,400	242,500
Accounts payable and accrued expenses	68,185	70,629
Other liabilities2	115,701	121,645
Total liabilities	2,917,107	3,164,993

Redeemable noncontrolling interests	62,091	54,472

Equity:
American Campus Communities, Inc. and
Subsidiaries stockholders' equity:
Common stock	1,123	1,072
Additional paid in capital	3,323,010	3,102,540
Accumulated earnings and dividends	(490,368)	(487,986)
Accumulated other comprehensive loss	(6,891)	(6,072)
Total American Campus Communities, Inc. and
Subsidiaries stockholders' equity	2,826,874	2,609,554
Noncontrolling interests - partially owned properties	4,098	5,729
Total equity	2,830,972	2,615,283
Total liabilities and equity	$5,810,170	$5,834,748

1.	As of June 30, 2015, other assets include approximately $22.6 million related to net deferred financing costs and the net value of in-place leases.
2.	As of June 30, 2015, other liabilities include approximately $56.8 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share dat

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Wholly-owned properties	$167,468	$163,056	$347,366	$335,006
On-campus participating properties	5,704	4,735	14,904	12,923
Third-party development services	1,677	1,581	2,241	1,768
Third-party management services	2,324	1,997	4,325	3,982
Resident services	701	608	1,531	1,481
Total revenues	177,874	171,977	370,367	355,160
Operating expenses
Wholly-owned properties	77,251	76,034	156,261	151,842
On-campus participating properties	2,942	2,780	5,610	5,262
Third-party development and management services	3,952	2,720	6,999	5,506
General and administrative	5,738	4,978	10,581	9,352
Depreciation and amortization	51,578	48,450	102,229	96,625
Ground/facility leases	1,961	1,582	4,059	3,145
Total operating expenses	143,422	136,544	285,739	271,732
Operating income	34,452	35,433	84,628	83,428
Nonoperating income and (expenses)
Interest income	1,085	1,037	2,197	2,068
Interest expense	(20,586)	(20,989)	(42,574)	(42,079)
Amortization of deferred financing costs	(1,338)	(1,461)	(2,717)	(2,960)
Gain from disposition of real estate1	3,790	-	48,042	-
Loss from early extinguishment of debt	(1,175)	-	(1,770)	-
Total nonoperating (expenses) income	(18,224)	(21,413)	3,178	(42,971)
Income before income taxes and discontinued operations	16,228	14,020	87,806	40,457
Income tax provision	(310)	(289)	(621)	(579)
Income from continuing operations	15,918	13,731	87,185	39,878
Discontinued operations2
Loss attributable to discontinued operations	-	-	-	(123)
Gain from disposition of real estate	-	-	-	2,843
Total discontinued operations	-	-	-	2,720
Net income	15,918	13,731	87,185	42,598
Net income attributable to noncontrolling interests	(338)	(293)	(1,408)	(762)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$15,580	$13,438	$85,777	$41,836
Other comprehensive loss
Change in fair value of interest rate swaps	845	(4,877)	(1,023)	(5,870)
Comprehensive income	$16,425	$8,561	$84,754	$35,966
Net income per share attributable to ACC, Inc. and Subsidiaries common stockholders
Basic	$0.14	$0.13	$0.76	$0.39
Diluted	$0.14	$0.12	$0.76	$0.39
Weighted-average common shares outstanding
Basic	112,308,114	104,918,131	111,635,345	104,870,167
Diluted	112,983,939	105,609,561	113,652,341	105,583,346

1.
Represents net gains from the sale of wholly-owned properties.  Due to a recent change in accounting guidance, disposals of individual operating properties or portfolios that do not represent a strategic shift in the Company’s operations will no longer qualify as discontinued operations and will be classified within income from continuing operations.

2.
The operations for any properties sold during 2014 that were classified as held for sale as of December 31, 2013 are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income attributable to American Campus Communities, Inc. and Subsidiaries common stockholders	$15,580	$13,438	$85,777	$41,836
Noncontrolling interests	338	293	1,408	762
Gain from disposition of real estate	(3,790)	-	(48,042)	(2,843)
Real estate related depreciation and amortization	50,985	47,884	101,009	95,652
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	63,113	61,615	140,152	135,407
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	969	880	(1,699)	(1,991)
Amortization of investment in on-campus participating properties	(1,735)	(1,228)	(3,451)	(2,440)
	62,347	61,267	135,002	130,976
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow1	739	650	1,614	1,277
Management fees	241	209	668	584
On-campus participating properties development fees2	-	191	-	428
Impact of on-campus participating properties	980	1,050	2,282	2,289

Property acquisition costs	683	-	2,213	-
Elimination of loss from early extinguishment of debt3	1,175	-	1,770	-
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$65,185	$62,317	$141,267	$133,265

FFO per share - diluted	$0.55	$0.58	$1.23	$1.27
FFOM per share - diluted	$0.57	$0.58	$1.24	$1.25
Weighted average common shares outstanding - diluted	114,541,910	106,947,442	113,762,540	106,923,696

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures.  Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income.

2.	Represents development and construction management fees related to the West Virginia University on-campus participating property, which completed construction in August 2014.
3.
Represents losses associated with the early pay-off of mortgage loans for four properties sold during the six months ended June 30, 2015.  Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFO to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

CONTACT: American Campus Communities, Inc., Austin
                      Ryan Dennison, 512-732-1000